[LETTERHEAD OF FRANK J. HARITON, ATTORNEY-AT-LAW]


                                                                  March 15, 2013

Loan Lauren P. Nguyen, Special Counsel
Division of Corporation Finance
Securities and Exchange Commission
Washington, D.C. 20549

Re: Earn-A-Car Inc. (F/K/A Victoria Internet Services, Inc.) (the "Registrant")
    Amendment Number 3 Form 8-K
    Filed December 14, 2012
    File No. 333-165391

Dear Ms. Nguyen:

     This letter is to advise you that the Registrant's CEO's overseas travel was extended for business reasons. Accordingly, the Registrant requires additional time to respond to the January 8, 2013 letter. The Registrant will respond by March 29, 2013.

     If anything changes with this timetable I will advise you in writing.

                                          Very truly yours,


                                          /s/ Frank J. Hariton
                                          -----------------------------
                                          Frank J. Hariton